1.2  EXHIBIT 10.6

2005 Director Compensation Arrangements

The following summarizes the compensation arrangements established between NeuroMetrix, Inc. (the “Company”) and its directors through verbal agreements.

The non-employee members of the Board, other than those affiliated with venture capital firms that were stockholders of the Company as of the effective date of the initial public offering of the Company (i.e., currently Charles E. Harris and William Laverack, Jr.), will receive annual cash compensation in the amount of $5,000 for service as a member of the Board, which will be paid following each annual meeting of the stockholders of the Company. In addition, these non-employee directors will receive the sum of $1,000 for each board or committee meeting that they attend, provided that they will not be entitled to additional compensation for attending committee meetings that occur on the same day as a board meeting at which they attend. This cash compensation will be in addition to any stock options or other equity compensation that the Company determines to grant to the directors on a case by case basis.  The non-employee members of the Board that are affiliated with venture capital firms that were stockholders of the Company as of the effective date of the initial public offering of the Company will not be compensated for serving as directors, although the Company will reimburse these directors for all reasonable out-of-pocket expenses incurred by them in attending board or committee meetings.  Dr. Gozani, the only employee member of the Board, will not be separately compensated for his service on the Board.